Exhibit 10.1

FIRST AMENDMENT TO CONTRACT

THIS FIRST AMENDMENT TO CONTRACT (the “Amendment”) is made and entered into as of the 24th day of July, 2006, by and between the State of Louisiana, through the Division of Administration, Office of Community Development (hereinafter sometimes referred to as the “State” or “OCD”) and ICF Emergency Management Services, LLC (hereinafter sometimes referred to as the “Contractor” or “ICF”). Capitalized terms used in this Amendment but not defined herein have the meanings ascribed to them in the hereinafter defined Contract.

WHEREAS, the State and Contractor have heretofore executed and entered into that certain Contract with an effective date of June 12, 2006 (the “Contract”) in which ICF agreed to serve as Louisiana’s Road Home Manager and otherwise obligated Itself to complete the Project; and

WHEREAS, the State and Contractor desire to amend and modify the Contract to reflect more accurately their intentions and to do so by entering into this Amendment.

NOW THEREFORE, for and in consideration of the foregoing premises, and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the State and Contractor agree as follows:

SECTION 1. “Section 1.2.4 Monitoring Plan” is deleted in its entirety and the following is substituted in lieu thereof:

The Commissioner of Administration or his designee (the “Commissioner”) as appointed in writing will monitor the services provided by Contractor and the expenditure of funds under this Contract. The SPM will be primarily responsible for the day-to-day contact with Contractor and day-to-day monitoring of Contractor’s performance. The monitoring plan is the following:

•	Weekly meetings will be held with Contractor’s team to discuss time schedule, deliverables due, progress on deliverables, weekly work flow, challenges, etc.

•	The SPM will ensure all deliverables are delivered on or before the time scheduled for completion. The SPM will be responsible for review and acceptance of deliverables in accordance with Section 1.2.6 below.

•	The SPM will provide guidance to the Contractor and provide the oversight of the implementation of the Statement of Work to ensure quality, efficiency and effectiveness in fulfilling the goals and objectives of the Road Home Program, including providing guidance and oversight to the Contractor on all financial transactions. The Contractor shall notify the SPM that a deliverable is or will be late and explain in writing the reasons therefore. Guidance will be provided in a timely manner.

•	All financial records and transactions will be submitted in a format stipulated by the SPM and are subject to review by SPM. Financial transactions will be reviewed to ensure compliance with all applicable federal and State regulations.

Section 2. The second sentence of the fifth paragraph of “Section 3.1 Payment Terms” is deleted in its entirety and the following sentence is substituted in lieu thereof: “The fixed price for ODCs during Phase One of the Contract is forty-three million eight hundred eighty thousand dollars ($43,880,000).”

Section 3. The last sentence of the tenth paragraph of “Section 3.l Payment Terms” is deleted in its entirety and the following sentence is substituted in lieu thereof: “Payment shall be made upon approval of the Commissioner or his designee.”

Section 4. Exhibit B of the Contract, which sets forth the deliverables and completion date requirements, is deleted in its entirety and the replacement Exhibit B attached hereto is substituted in lieu thereof and incorporated herein as a part hereof.

Section 5.

(a) Except as and to the extent expressly modified and amended herein, State and Contractor ratify and affirm the Contract in accordance with its terms and acknowledge that the Contract remains in full force and effect.

(b) This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns.

(c) This Amendment may be executed in a number of identical counterparts. If so executed, each of such counterparts shall be deemed an original for all purposes, and all such counterparts shall, collectively, constitute one agreement.

(d) For purposes of this Amendment, signatures delivered by facsimile or electronic mail shall be as binding as originals upon the parties so signing.

(e) The use of headings, captions and numbers of the contents of particular sections are inserted only for the convenience of identifying and indexing various provisions in this Amendment and shall not be construed as a part of this Amendment or as a limitation on the scope of any of the terms or provisions of this Amendment.

The State and Contractor have caused this Amendment to be executed by their respective duly authorized representatives on the dates below but effective as of the date first set forth above.

/s/ George Lowden, EVP	/s/ Jerry Luke LeBlanc
CONTRACTOR’S SIGNATURE	STATE’S SIGNATURE

July 24, 2006	7/25/06
DATE	DATE

[AMENDED EXHIBIT B IS ATTACHED HERETO AND MADE A PART HEREOF.]

Exhibit B

(REVISED AND INCORPORATED INTO FIRST AMENDMENT TO CONTRACT)

Start-up of Homeowner and Small Scale Rental Program

1.	Prepare operational plan and cash flow projections in coordination with State to include all processes included in the Scope of Services Section 1.1 and Section 1.15 to include FEMA Hazard Mitigation funds.

Deliverable: Operational Plan for rental and home ownership programs will be due two (2) weeks from the signature date of the contract. Cash Flow projections commencing within 4 weeks of contract signature on a bi-weekly basis.

2.	Development of MIS system based on the agreed upon operational plan to include all items identified in the Scope of Services under Section 1.2 and 2(a).

Deliverable: MIS specifications shall be completed within two (2) weeks upon receipt of the final draft modifications. Beta version of MIS system shall be brought on line throughout the pilot program for the Home Ownership Program. Final and fully functional version of the MIS system shall be ready at the end of two months after contract signature. Final and fully functional version of the MIS system for the Rental program shall be ready within 120 days from contract signature date. Certification that the MIS system meets internal control requirements shall be provided by the Start of Phase 2.

3.	Establish Housing Assistance Centers for building advisors and staff in order to take and process rental and homeowner applications. The contractor shall consider mobile outreach centers as appropriate to reach the displaced homeowners.

Deliverable: Within ten (10) days of the contract signature date, the Contractor must submit a plan on the locations and staffing of the Housing Assistance Centers. Within sixty (60) days of the contract signature date, the Housing Assistance Centers are to become operational.

4.	Subcontractor contracts prepared and approved by the State. A minimum of 40% of personnel must be hired including the staff of subcontractors. These personnel must include one or more mitigation advisors that are experts in the implementation of hazard mitigation methodologies and can advise homeowners that are confronted with mitigating their structures.

Deliverable: Contracts submitted to State for approval within ten (10) days of contract signature date. A listing of personnel hired should also be submitted with each contract. An assurance that all subcontractors meet Section 14.0 of Exhibit D in the SFO must be submitted to the State at the same time.

5.	Establish and maintain a web-based Rebuilding Professional Registry that provides applicants with contact information on the professions listed in Section 1.8.

Deliverable: State approved website up and running within sixty (60) days of the contract signature date.

6.	Five training sessions for home inspectors and financial institutions.

Deliverable: Agenda for the five sessions must be submitted for approval by the State fifteen (15) days prior to the scheduled training.

Two of the five trainings completed within sixty (60) days of the contract signature date and a summary of the evaluations received, a listing of the attendees, and how many attendees received certifications of completion must be submitted to the State within seventy-five (75) days of the contract signature date. The remaining three trainings shall be scheduled based on project demand.

7.	Five (5) meetings should be held to ensure that the building professionals are adequately familiar with the design, policies and procedures of the Road Home Program.

Deliverables: ICF should submit agendas and locations of the meetings for State approval within fifteen (15) days of the contract signature date. Two of the five meetings shall be completed within sixty (60) days of the contract signature date. The remaining three meetings shall be scheduled based on project demand.

The Contractor should submit a summary of the evaluation by attendees and a listing of the attendees within seventy-five (75) days of contract signature date.

8.	For Home Ownership Program, design and commence outreach and public education campaign ten (10) days prior to the start-up of the housing centers. This campaign will continue for six (6) months from that date.

Deliverables: Summary of media campaign and copies of brochures produced for outreach shall be submitted to the state for approval at least fifteen (15) days prior to the opening of the centers.

Development of a State approved website with information on the program for homeowners. Major changes in homeowner program must be posted within two (2) working days of the change.

Website shall be designed, developed and online within twenty (20) days of the contract signature date.

9.	For small rental properties, design and commence outreach and public education campaign fifty (50) days from contract signature date. This campaign will continue for six (6) months from that date.

Deliverables: Summary of media campaign and copies of brochures produced for outreach shall be submitted to the state for approval forty-five (45) days from the contract signature date.

Development of a State approved website with information on the program for landlords of small rental properties. Major changes in rental program must be posted within two (2) working days of the change.

Website shall be designed, developed and online within fifty (50) days of the contract signature date.

10.	Preparation and development of paper and electronic forms and a system of record retention and security to ensure the protection of applicant privacy and conformity to the business processes developed.

Deliverables: For the Home Ownership Program, forms such as homeowner applications, verification, covenants, title, etc. shall be submitted to the State for approval. The package of forms shall be submitted by twenty (20) days from the contract signature date.

For small rental properties program, forms such as rental applications, verification, covenants, title, etc. shall be submitted to the State for approval. The package of forms shall be submitted by ninety (90) days from the contract signature date.

11.	Begin evaluating eligibility, calculating assistance payments and making awards for a pilot Home Ownership Program. Full applications received from applicants who have pre-registered through call centers and the State’s website shall be processed through the final award stage in accordance with the operational plan. This pilot project must begin no later than thirty (30) days from the contract signature date.

Deliverables: Submittal of an State approved pipeline report from ICF on a weekly basis providing information on number of applications taken, verified, options selected, compensation assistance granted, dates of title clearance, biddable specs, resolution cases, inspections, amount of loan, etc.

Contractor shall submit within seventy-five (75) days from the contract signature date an evaluation of the pilot program with suggested changes relative to quality, efficiency and effectiveness of meeting the program’s goals and objectives made a part of this Contract. This report shall include an evaluation of the locations and options selected by homeowners.

The Contractor shall provide to the State a copy of the mediation process for applicant complaints within thirty (30) days from the contract signature date.

12.	In coordination with the State, signed Memorandums of Understanding with all relevant partners (FEMA, SBA, private insurers, other federal agencies and other state agencies, etc.) in order to facilitate the transmission of necessary data required for program implementation.

Deliverables: Arrangements to share data, which may be evidenced by signed Memoranda of Understanding (MOUs) are due thirty (30) days from the contract signature date.

13.	The contractor will complete policies and procedures needed to guide program startup and implementation. The contractor will work with the client, on an ongoing basis, to update the design of homeowner and rental housing programs supported with CDBG funds to respond to the evolution of the programs. This work will include, but not be limited to, information on best practices from other locations, development of procedures and communications with relevant stakeholders, identification and review of relevant legal documents, development of selection criteria for projects and review of applications, enforcement regimes, and performance benchmarks. The contractor will work with the client to support the revisions, as needed, of program narratives related to the Action Plan for Housing Programs Disaster Recovery.

As part of this work, the Contractor will support the collection and summarization of comments received on revised Action Plans. The Contractor will work with the State’s Office of Emergency Preparedness to develop guidelines and procedures to integrate HMGP funds awarded to the OCD into the Road Home Program. Work will include but not be limited to: Assisting OCD with preparation of a draft application; incorporating procedures for the HMGP Program into procedures for the Road Home Homeowner Program; working with OCD and Emergency Management staff to integrate environmental and other federal requirements associated with the HMGP into the Road Home Program.

The Contractor will be required to document and maintain records detailing program compliance with Federal regulations, including, but not limited to, the Uniform Relocation Act Lead Paint Regulations, Environmental, Fair Housing, Davis-Bacon, CDBG, Section 3 and other applicable regulations. In addition, the contractor will attend meetings and coordinate with relevant stakeholders, including, but not limited to, State Legislative Auditors, and federal and State officials. Support will also include development of monitoring procedures to ensure homeowners and rental housing owners comply with legal obligations. Support will also include development of monitoring procedures that ensure that OCD staff can determine whether vendors, contractors, and subrecipients receiving funds for those housing programs contemplated by or included in that certain contract between ICF and OCD dated March 10, 2006 (which has now been terminated) meet all CDBG federal requirements. The State requires that the design and implementation of those programs have in place controls for fraud, waste and mismanagement.

Deliverable: Deliverables due dates will be identified when the contractor is tasked to conduct specific research and analyses, develop or revise new policies, and begin drafting the HMGP application. The deliverables will consist of memorandums or background papers summarizing research and analyses requested. In addition, the contractor shall submit a draft HMGP application within 3 months of contract signature date.

SPM will verify that monitoring procedures are delivered on schedule.